Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                Mark Nogal
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Quickly Adapts to Pandemic and Delivers Excellent Operating Results

NORTHBROOK, Ill., August 4, 2020 – The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2020.

The Allstate Corporation Consolidated Highlights
	Three months ended June 30,			Six months ended June 30,
($ in millions, except per share data and ratios)	2020	2019	% / pts Change	2020	2019	% / pts Change
Consolidated revenues	$11,197	$11,144	0.5	$21,273	$22,134	(3.9)
Net income applicable to common shareholders	1,224	821	49.1	1,737	2,082	(16.6)
per diluted common share	3.86	2.44	58.2	5.43	6.17	(12.0)
Adjusted net income*	780	735	6.1	1,920	1,511	27.1
per diluted common share*	2.46	2.18	12.8	6.00	4.48	33.9
Return on common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				18.2%	11.2%	7.0
Adjusted net income*				17.9%	13.5%	4.4
Book value per common share				79.21	67.28	17.7
Property-Liability combined ratio
Recorded	89.8	95.8	(6.0)	87.3	93.8	(6.5)
Underlying combined ratio*	76.8	84.4	(7.6)	79.5	84.3	(4.8)
Property-Liability insurance premiums earned	8,863	8,681	2.1	17,744	17,188	3.2
Catastrophe losses	1,186	1,072	10.6	1,397	1,752	(20.3)
Shelter-in-Place Payback expense	738	—	NA	948	—	NA
Total policies in force (in thousands)				167,540	130,131	28.7

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

NA = not applicable

“Allstate’s strong results reflect a resilient strategy and rapid adaptation to the coronavirus pandemic,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Customer satisfaction increased as we maintained high service levels and helped customers, including almost $1.0 billion in Shelter-in-Place Payback, payment deferrals and extended coverage. The Allstate brand personal property-liability Transformative Growth Plan is gaining momentum with broader customer access and continued expense ratio reductions, excluding the impacts of customer-facing coronavirus programs. Allstate Protection Plans continued its rapid growth through major retailers with policies in force increasing 43% from the prior year to over 120 million. The independent agent personal property-liability business’ strategic position will be significantly improved with the pending acquisition of National General Holdings Corp., which will be accretive to earnings.”

“Financial results for the quarter were excellent, with revenues of $11.2 billion generating net income of $1.2 billion and adjusted net income* of $2.46 per common share. The Property-Liability combined ratio was 89.8 in the second quarter, which more than offset the negative pandemic impact on reported investment income and life mortality. The total return on the $89.6 billion investment portfolio was 5.0% in the quarter and 5.7% over the last 12 months. Allstate Protection Plans’ adjusted net income of $35 million in the quarter was 84% higher than the prior year quarter. Shareholders also benefited from the 17.9% adjusted net income return on equity* with $563 million of dividends and share repurchases in the quarter,” concluded Wilson.

Second Quarter 2020 Results

•
Total revenue of $11.2 billion in the second quarter of 2020 increased 0.5% compared to the prior year quarter, primarily driven by net realized capital gains of $704 million, compared to $324 million in the second quarter of 2019 and a 2.1% increase in Property-Liability insurance premiums earned. Net investment income decreased 56.6% in the second quarter on lower performance-based portfolio results.

•
Net income applicable to common shareholders was $1.22 billion, or $3.86 per diluted share, in the second quarter of 2020, compared to net income of $821 million, or $2.44 per diluted share, in the second quarter of 2019, primarily due to increased underwriting income and higher net realized capital gains. Adjusted net income* of $780 million, or $2.46 per diluted share, was 6.1% above the prior year quarter, primarily due to improved underlying loss experience in auto insurance, partially offset by the Shelter-in-Place Payback expense, lower net investment income and higher catastrophe losses.

Property-Liability Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2020	2019	% / pts Change	2020	2019	% / pts Change
Premiums written	9,172	9,043	1.4%	17,764	17,370	2.3%
Underwriting income	904	367	146.3	2,249	1,067	110.8

Recorded Combined Ratio	89.8	95.8	(6.0)	87.3	93.8	(6.5)
Allstate Brand Auto	83.9	92.8	(8.9)	86.0	91.6	(5.6)
Allstate Brand Homeowners	106.1	104.3	1.8	88.6	98.3	(9.7)
Esurance Brand	86.2	100.6	(14.4)	91.3	100.0	(8.7)
Encompass Brand	97.6	97.2	0.4	96.1	99.0	(2.9)

Underlying Combined Ratio*	76.8	84.4	(7.6)	79.5	84.3	(4.8)
Allstate Brand Auto	82.5	91.1	(8.6)	85.1	90.7	(5.6)
Allstate Brand Homeowners	60.1	62.1	(2.0)	61.0	62.9	(1.9)
Esurance Brand	82.4	96.2	(13.8)	89.0	96.8	(7.8)
Encompass Brand	74.7	89.8	(15.1)	82.3	89.2	(6.9)

•
Property-Liability written premium of $9.17 billion increased 1.4% in the second quarter of 2020 compared to the prior year, driven by premium and policy growth in Allstate brand personal lines. The recorded combined ratio of 89.8 in the second quarter of 2020 generated underwriting income of $904 million, an increase of $537 million compared to the prior year quarter, primarily due to a decline in auto losses from fewer accidents and increased premiums earned, partially offset by the Shelter-in-Place Payback expense and higher catastrophe losses.

◦
In response to the coronavirus pandemic, Allstate extended the Shelter-in-Place Payback to auto insurance customers through June 30, 2020, recording $738 million of the total $948 million expense in the second quarter of 2020. Allstate also extended auto insurance coverage to customers using their personal vehicles for commercial purposes and offered auto and homeowners insurance customers more flexible payment options, including the option to delay payments without penalty.

◦
The underlying combined ratio* of 76.8 for the second quarter of 2020 was 7.6 points below the prior year quarter, reflecting higher premiums earned and lower non-catastrophe losses. This was partially offset by the Shelter-in-Place Payback and increased bad debt from billing flexibility options, which increased the second quarter expense ratio by 8.3 points and 0.5 points, respectively. Excluding these impacts, the expense ratio improved by 0.5 points to 23.0, compared to the prior year quarter.

◦
Allstate brand auto insurance net written premium grew 1.8%, and policies in force increased 0.8% in the second quarter of 2020 compared to the prior year quarter. The recorded combined ratio of 83.9 in the second quarter of 2020 was 8.9 points below the prior year quarter, and the underlying combined ratio* of 82.5 in the quarter was 8.6 points below the second quarter of 2019, primarily due to higher premiums earned and lower loss costs from reduced miles driven. This was partially offset by an 11.9-point impact from the Shelter-in-Place Payback and a 0.5-point impact from higher bad debt expense related to special payment plans.

◦
Allstate brand homeowners insurance net written premium grew 3.3%, and policies in force increased 1.0% in the second quarter of 2020 compared to the prior year quarter. The recorded combined ratio of 106.1 in the second quarter of 2020 was 1.8 points above the second quarter of 2019, primarily driven by higher catastrophe losses. The underlying combined ratio* of 60.1 was 2.0 points better than the prior year quarter, primarily due to lower underlying loss and expense ratios.

◦
Esurance brand net written premium increased 3.0% in the second quarter of 2020 compared to the prior year quarter as higher average premiums were partially offset by a decline in auto policies in force. The recorded combined ratio of 86.2 in the second quarter of 2020 was 14.4 points below the prior year quarter due to lower auto losses from fewer accidents, partially offset by the Shelter-in-Place Payback and higher bad debt expense. The underlying combined ratio* of 82.4 was 13.8 points lower than the second quarter of 2019.

◦
Encompass brand net written premium decreased 5.4% in the second quarter of 2020 compared to the prior year quarter driven by a decline in policies in force, partially offset by higher average premiums. The recorded combined ratio of 97.6 in the second quarter of 2020 was 0.4 points higher than the prior year quarter, primarily driven by higher catastrophe losses. The underlying combined ratio* of 74.7 in the second quarter was 15.1 points lower than the prior year quarter, driven by lower auto insurance losses from fewer accidents, partially offset by the Shelter-in-Place Payback.

Allstate Investment Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2020	2019	% / pts Change	2020	2019	% / pts Change
Net investment income	$409	$942	(56.6)	$830	$1,590	(47.8)
Market-based investment income(1)	654	731	(10.5)	1,328	1,424	(6.7)
Performance-based investment (loss) income(1)	(211)	261	NM	(419)	267	NM
Realized capital gains (losses)	704	324	117.3	242	986	(75.5)
Change in unrealized net capital gains and losses, pre-tax	2,997	1,104	171.5	1,160	2,439	(52.4)
Total return on investment portfolio	5.0%	2.8%	2.2	2.6%	6.1%	(3.5)
Total return on investment portfolio (trailing twelve months)				5.7%	7.0%	(1.3)

(1)	Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
NM = not meaningful

•
Allstate Investments $89.6 billion portfolio generated net investment income of $409 million in the second quarter of 2020, a decrease of $533 million from the prior year quarter, primarily due to lower performance-based results.

◦
Market-based investments contributed $654 million of investment income in the second quarter of 2020, a decrease of $77 million, or 10.5%, compared to the prior year quarter, due to lower interest-bearing portfolio yields.

◦	Performance-based investment losses were $211 million in the second quarter of 2020, compared to income of $261 million in the prior year quarter. Losses of $419 million year-to-date include losses recorded in the first quarter of 2020 that normally would have been recognized in the second quarter of 2020.

◦	Net realized capital gains were $704 million in the second quarter of 2020, compared to $324 million in the prior year quarter, driven mainly by higher equity valuations.

◦	Unrealized net capital gains increased $3.0 billion from the first quarter of 2020, as fixed income valuations increased, reflecting tighter credit spreads.

◦	Total return on the investment portfolio was 5.0% for the quarter, reflecting higher valuations for interest-bearing and equity investments.

Allstate Life, Benefits and Annuities Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2020	2019	% Change	2020	2019	% Change
Premiums and Contract Charges
Allstate Life	$339	$333	1.8%	$672	$670	0.3%
Allstate Benefits	263	284	(7.4)	545	572	(4.7)
Allstate Annuities	2	4	(50.0)	4	7	(42.9)
Adjusted Net Income (Loss)
Allstate Life	$72	$68	5.9%	$152	$141	7.8%
Allstate Benefits	5	37	(86.5)	29	68	(57.4)
Allstate Annuities	(111)	52	NM	(250)	27	NM

•
Allstate Life adjusted net income was $72 million in the second quarter of 2020, a $4 million increase from the prior year quarter, driven by lower operating expenses partially offset by higher contract benefits due to coronavirus death claims.

•
Allstate Benefits premium declined 7.4% compared to the prior year quarter, primarily driven by the non-renewal of a large underperforming account in the fourth quarter of 2019, lower sales and economic impacts from the coronavirus. Adjusted net income of $5 million in the second quarter of 2020 was $32 million lower than the prior year quarter, driven by a $32 million, after-tax, write-off of capitalized software costs associated with a billing system.

•
Allstate Annuities adjusted net loss was $111 million in the second quarter of 2020, compared to adjusted net income of $52 million in the prior year quarter, primarily due to lower performance-based investment results.

Service Businesses Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2020	2019	% / $ Change	2020	2019	% / $ Change
Total Revenues	$476	$405	17.5%	$906	$797	13.7%
Allstate Protection Plans	241	170	41.8	441	334	32.0
Allstate Dealer Services	128	114	12.3	240	221	8.6
Allstate Roadside Services	53	73	(27.4)	113	146	(22.6)
Arity	26	25	4.0	56	49	14.3
Allstate Identity Protection	28	23	21.7	56	47	19.1
Adjusted Net Income (Loss)	$38	$16	$22	$75	$27	$48
Allstate Protection Plans	35	19	16	69	33	36
Allstate Dealer Services	8	7	1	15	13	2
Allstate Roadside Services	2	(3)	5	4	(9)	13
Arity	(3)	(1)	(2)	(6)	(3)	(3)
Allstate Identity Protection	(4)	(6)	2	(7)	(7)	—

•
Service Businesses policies in force grew to 127.3 million, and revenues increased to $476 million in the second quarter of 2020, 17.5% higher than the prior year quarter. Adjusted net income of $38 million increased by $22 million compared to the prior year quarter, primarily due to growth at Allstate Protection Plans and improved results at Allstate Roadside Services.

◦
Allstate Protection Plans revenue of $241 million increased $71 million (41.8%) due to policy growth of 36.3 million (43.3%) compared to the prior year quarter. Adjusted net income of $35 million in the second quarter of 2020 was $16 million higher than the prior year quarter due to increased revenue and improved loss experience.

◦
Allstate Dealer Services revenue of $128 million was 12.3% higher than the second quarter of 2019. Adjusted net income of $8 million was $1 million higher than the prior year quarter, reflecting lower losses from fewer claims.

◦
Allstate Roadside Services revenue of $53 million in the second quarter of 2020 decreased 27.4% compared to the second quarter of 2019, primarily reflecting declines in wholesale business. Adjusted net income of $2 million in the second quarter was $5 million higher than the prior year quarter, driven by improved loss experience and lower operating expenses.

◦
Arity revenue was $26 million in the second quarter of 2020, primarily from contracts with affiliates. The adjusted net loss of $3 million in the quarter includes investments in capabilities and growth.

◦
Allstate Identity Protection had revenue of $28 million and an adjusted net loss of $4 million in the second quarter of 2020 related to growth and integration expenses. Policies in force of 2.3 million reflect an increase of 1.1 million from the prior year quarter and include subscribers receiving free service for the remainder of 2020.

Proactive Capital Management

“Allstate’s strong capital position and earnings power enable us to invest in profitable growth and provide ongoing cash returns to our shareholders,” said Mario Rizzo, Chief Financial Officer. “In the second quarter, we returned $563 million in cash to shareholders through $172 million in common shareholder dividends and the repurchase of $391 million in common shares. We also announced an agreement to acquire National General Holdings Corp., which will enhance our strategic position in the independent agent channel. The acquisition will not impact our $3 billion share repurchase program, which is expected to be completed by the end of 2021.”

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9 a.m. ET on Wednesday, August 5. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	June 30, 2020	December 31, 2019
Assets
Investments:
Fixed income securities, at fair value (amortized cost, net $60,534 and $56,293)	$64,448	$59,044
Equity securities, at fair value (cost $3,817 and $6,568)	4,212	8,162
Mortgage loans, net	4,774	4,817
Limited partnership interests	6,941	8,078
Short-term, at fair value (amortized cost $5,343 and $4,256)	5,344	4,256
Other, net	3,918	4,005
Total investments	89,637	88,362
Cash	547	338
Premium installment receivables, net	6,367	6,472
Deferred policy acquisition costs	4,683	4,699
Reinsurance and indemnification recoverables, net	9,290	9,211
Accrued investment income	605	600
Property and equipment, net	1,100	1,145
Goodwill	2,544	2,545
Other assets, net	3,587	3,534
Separate Accounts	2,906	3,044
Total assets	$121,266	$119,950
Liabilities
Reserve for property and casualty insurance claims and claims expense	$27,426	$27,712
Reserve for life-contingent contract benefits	12,471	12,300
Contractholder funds	17,396	17,692
Unearned premiums	15,448	15,343
Claim payments outstanding	882	929
Deferred income taxes	842	1,154
Other liabilities and accrued expenses	10,275	9,147
Long-term debt	6,634	6,631
Separate Accounts	2,906	3,044
Total liabilities	94,280	93,952
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 81.0 thousand and 92.5 thousand shares issued and outstanding, $2,025 and $2,313 aggregate liquidation preference	1,970	2,248
Common stock, $.01 par value, 3.0 billion shares authorized and 900 million issued, 313 million and 319 million shares outstanding	9	9
Additional capital paid-in	3,541	3,463
Retained income	49,380	48,074
Treasury stock, at cost (587 million and 581 million shares)	(30,542)	(29,746)
Accumulated other comprehensive income:
Unrealized net capital gains and losses on fixed income securities with credit losses	(1)	70
Other unrealized net capital gains and losses	3,079	2,094
Unrealized adjustment to DAC, DSI and insurance reserves	(476)	(277)
Total unrealized net capital gains and losses	2,602	1,887
Unrealized foreign currency translation adjustments	(89)	(59)
Unamortized pension and other postretirement prior service credit	115	122
Total accumulated other comprehensive income	2,628	1,950
Total shareholders’ equity	26,986	25,998
Total liabilities and shareholders’ equity	$121,266	$119,950

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Revenues
Property and casualty insurance premiums	$9,223	$8,986	$18,458	$17,788
Life premiums and contract charges	604	621	1,221	1,249
Other revenue	257	271	522	521
Net investment income	409	942	830	1,590
Realized capital gains (losses)	704	324	242	986
Total revenues	11,197	11,144	21,273	22,134

Costs and expenses
Property and casualty insurance claims and claims expense	5,222	6,356	10,563	12,176
Shelter-in-Place Payback expense	738	—	948	—
Life contract benefits	497	511	998	1,008
Interest credited to contractholder funds	200	156	332	318
Amortization of deferred policy acquisition costs	1,349	1,362	2,750	2,726
Operating costs and expenses	1,451	1,380	2,850	2,760
Pension and other postretirement remeasurement (gains) losses	73	125	391	140
Restructuring and related charges	14	9	19	27
Amortization of purchased intangibles	29	32	57	64
Impairment of purchased intangibles	—	55	—	55
Interest expense	79	82	160	165
Total costs and expenses	9,652	10,068	19,068	19,439

Gain on disposition of operations	1	2	2	3

Income from operations before income tax expense	1,546	1,078	2,207	2,698

Income tax expense	296	227	408	555

Net income	1,250	851	1,799	2,143

Preferred stock dividends	26	30	62	61

Net income applicable to common shareholders	$1,224	$821	$1,737	$2,082

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$3.90	$2.47	$5.50	$6.27

Weighted average common shares – Basic	313.7	332.0	315.6	332.3

Net income applicable to common shareholders per common share – Diluted	$3.86	$2.44	$5.43	$6.17

Weighted average common shares – Diluted	317.0	336.9	319.8	337.2

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in adjusted net income,

•	pension and other postretirement remeasurement gains and losses, after-tax,

•	valuation changes on embedded derivatives not hedged, after-tax,

•
amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives not hedged, after-tax,

•	business combination expenses and the amortization or impairment of purchased intangibles, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, pension and other postretirement remeasurement gains and losses, valuation changes on embedded derivatives not hedged, business combination expenses and the amortization or impairment of purchased intangibles, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, pension and other postretirement remeasurement gains and losses, valuation changes on embedded derivatives not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, adjusted net income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in adjusted net income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income applicable to common shareholders and adjusted net income generally use a 21% effective tax rate and are reported net of income taxes as the reconciling adjustment.

($ in millions, except per share data)	Three months ended June 30,
	Consolidated		Per diluted common share
	2020	2019	2020	2019
Net income applicable to common shareholders	$1,224	$821	$3.86	$2.44
Realized capital (gains) losses, after-tax	(554)	(256)	(1.75)	(0.76)
Pension and other postretirement remeasurement (gains) losses, after-tax	58	99	0.18	0.29
Valuation changes on embedded derivatives not hedged, after-tax	41	2	0.13	—
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	(11)	1	(0.03)	—
Business combination expenses and the amortization of purchased intangibles, after-tax	23	26	0.07	0.08
Impairment of purchased intangibles, after-tax	—	43	—	0.13
Gain on disposition of operations, after-tax	(1)	(1)	—	—
Adjusted net income*	$780	$735	$2.46	$2.18

	Six months ended June 30,
	Consolidated		Per diluted common share
	2020	2019	2020	2019
Net income applicable to common shareholders	$1,737	$2,082	$5.43	$6.17
Realized capital (gains) losses, after-tax	(188)	(780)	(0.59)	(2.31)
Pension and other postretirement remeasurement (gains) losses, after-tax	309	110	0.97	0.33
Valuation changes on embedded derivatives not hedged, after-tax	27	5	0.08	0.01
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	(8)	3	(0.02)	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	(1)	—	—
Business combination expenses and the amortization of purchased intangibles, after-tax	45	51	0.14	0.15
Impairment of purchased intangibles, after-tax	—	43	—	0.13
Gain on disposition of operations, after-tax	(2)	(2)	(0.01)	(0.01)
Adjusted net income*	$1,920	$1,511	$6.00	$4.48

Adjusted net income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on common shareholders’ equity goal. Adjusted net income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on common shareholders’ equity and adjusted net income return on common shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2020	2019
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$4,333	$2,439
Denominator:
Beginning common shareholders’ equity (1)	$22,546	$20,819
Ending common shareholders’ equity (1)	25,016	22,546
Average common shareholders’ equity	$23,781	$21,683
Return on common shareholders’ equity	18.2%	11.2%

($ in millions)	For the twelve months ended June 30,
	2020	2019
Adjusted net income return on common shareholders’ equity
Numerator:
Adjusted net income *	$3,886	$2,822

Denominator:
Beginning common shareholders’ equity (1)	$22,546	$20,819
Less: Unrealized net capital gains and losses	1,654	54
Adjusted beginning common shareholders’ equity	20,892	20,765

Ending common shareholders’ equity (1)	25,016	22,546
Less: Unrealized net capital gains and losses	2,602	1,654
Adjusted ending common shareholders’ equity	22,414	20,892
Average adjusted common shareholders’ equity	$21,653	$20,829
Adjusted net income return on common shareholders’ equity *	17.9%	13.5%
_____________
(1) Excludes equity related to preferred stock of $1,970 million as of June 30, 2020, $1,930 million as of June 30, 2019 and $2,303 million as of June 30, 2018.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Combined ratio	89.8	95.8	87.3	93.8
Effect of catastrophe losses	(13.4)	(12.3)	(7.9)	(10.2)
Effect of prior year non-catastrophe reserve reestimates	0.4	0.9	0.1	0.7
Underlying combined ratio*	76.8	84.4	79.5	84.3

Effect of prior year catastrophe reserve reestimates	0.3	—	—	0.3

Allstate brand - Total	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Combined ratio	89.7	95.4	86.8	93.2
Effect of catastrophe losses	(13.7)	(13.0)	(8.1)	(10.7)
Effect of prior year non-catastrophe reserve reestimates	0.5	1.0	0.1	0.8
Underlying combined ratio*	76.5	83.4	78.8	83.3

Effect of prior year catastrophe reserve reestimates	0.3	—	0.1	0.3

Allstate brand - Auto Insurance	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Combined ratio	83.9	92.8	86.0	91.6
Effect of catastrophe losses	(2.2)	(3.3)	(1.2)	(2.3)
Effect of prior year non-catastrophe reserve reestimates	0.8	1.6	0.3	1.4
Underlying combined ratio*	82.5	91.1	85.1	90.7

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)	(0.1)	—

Allstate brand - Homeowners Insurance	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Combined ratio	106.1	104.3	88.6	98.3
Effect of catastrophe losses	(46.3)	(42.6)	(27.7)	(35.5)
Effect of prior year non-catastrophe reserve reestimates	0.3	0.4	0.1	0.1
Underlying combined ratio*	60.1	62.1	61.0	62.9

Effect of prior year catastrophe reserve reestimates	1.4	0.3	0.6	1.3

Esurance brand - Total	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Combined ratio	86.2	100.6	91.3	100.0
Effect of catastrophe losses	(3.4)	(4.8)	(2.0)	(3.0)
Effect of prior year non-catastrophe reserve reestimates	(0.2)	0.4	(0.2)	(0.1)
Effect of amortization of purchased intangibles	(0.2)	—	(0.1)	(0.1)
Underlying combined ratio*	82.4	96.2	89.0	96.8

Effect of prior year catastrophe reserve reestimates	—	0.4	—	0.2

Encompass brand - Total	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Combined ratio	97.6	97.2	96.1	99.0
Effect of catastrophe losses	(23.3)	(10.2)	(13.9)	(11.0)
Effect of prior year non-catastrophe reserve reestimates	0.4	2.8	0.1	1.2
Underlying combined ratio*	74.7	89.8	82.3	89.2

Effect of prior year catastrophe reserve reestimates	—	1.6	(0.4)	1.6

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